Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
Brian Hankel, Vice President and Treasurer	515-281-2904

MidAmerican Energy Holdings Company Extends Exchange Offer for Senior Bonds

DES MOINES, Iowa – Oct. 30, 2007 – MidAmerican Energy Holdings Company announced today that it has extended its offer — the “Exchange Offer”— to exchange up to $1 billion in aggregate principal amount of its new registered 6.50% Senior Bonds due Sept. 15, 2037, for up to $1 billion in aggregate principal amount of its currently outstanding 6.50% Senior Bonds due Sept. 15, 2037, — the “Original Bonds” — to 5 p.m., New York City time, Nov. 1, 2007.

The extension of the Exchange Offer has been made to allow holders of outstanding Original Bonds who have not yet tendered their Original Bonds for exchange to do so. As of the close of business Oct. 29, 2007, approximately $930 million in aggregate principal amount of the Original Bonds had been validly tendered for exchange and not withdrawn.

The Exchange Offer was originally scheduled to expire at 5 p.m., New York City time, Oct. 25, 2007. On Oct. 26, 2007, the Company announced that it had extended the Exchange Offer to expire at 5:00 p.m., New York City time, on Oct. 29, 2007. Other than the extensions described in this announcement, all of the terms of the Exchange Offer remain unchanged.

This announcement does not constitute an offer to sell or buy any security or a solicitation of any offer to buy securities. The Exchange Offer is made by means of a prospectus dated Sept. 26, 2007, which has been filed with the U.S. Securities and Exchange Commission.

MidAmerican Energy Holdings Company, based in Des Moines, Iowa, is a global provider of energy services. Through its energy-related business platforms – PacifiCorp, MidAmerican Energy Company, CE Electric UK, Kern River Gas Transmission Company, Northern Natural Gas Company and CalEnergy – MidAmerican provides electric and natural gas service to more than 6.9 million customers worldwide. Information on MidAmerican is available on the Internet at www.midamerican.com.

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